Exhibit 3.1

Certificate of Incorporation
of ClearOne, Inc.

The undersigned, for purposes of incorporating a corporation under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

Article I: Name

The name of the corporation is ClearOne, Inc. (the “Corporation”)

Article II: Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III: Capitalization

(a)      Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is up to an aggregate of fifty million (50,000,000) shares of common stock, par value $0.001 per share.

(b)     Common Stock. Common stock is the only class of stock of the Corporation.

Article IV: Board of Directors

The number of directors constituting the board of directors shall be not fewer than three (3) and not more than nine (9). The number of directors constituting the board of directors initially shall be four (4). Subject to the previous sentence, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the board of directors. Vacancies and newly-created directorships shall be filled exclusively pursuant to a resolution adopted by the board of directors. Any director of the Company’s board of directors or the entire board of directors may be removed at any time, with or without cause, by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares entitled to vote at an election of directors.

Article V: Limitation of Director Liability; Indemnification and Advancement of Expenses

(a)          Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VII (a) shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

(b)          Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the board of directors of the Corporation.

Article VI: Meetings of Stockholders

(a)     No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

(b)     Special Meetings of Stockholders. Subject to the requirements of applicable law, special meetings of stockholders may be called only by the board of directors.

(c)     Election of Directors by Written Ballot. Election of directors need not be by written ballot.

Article VII: Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 1675 South State St., Suite B, in the City of Dover, Kent County, Delaware 19901. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

Article VIII: Amendments to the Certificate of Incorporation and Bylaws

(a)     Amendments to the Certificate of Incorporation. Notwithstanding any other provisions of this certificate of incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles IV, V, or VI may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66.66%) of the capital stock of the Corporation entitled to vote generally in an election of directors.

(b)     Adoption, Amendment and Repeal of the Bylaws. In furtherance and not in limitation of the powers conferred by law, the board of directors is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation subject to the power of the stockholders of the Corporation to alter, amend or repeal the bylaws; provided, however, that with respect to the powers of stockholders to make, alter, amend or repeal the bylaws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66.66%) of the capital stock of the corporation entitled to vote generally in an election of directors shall be required to make, alter, amend, or repeal the bylaws of the corporation.

Article IX: Incorporator

The name and mailing address of the incorporator of the corporation is

Name; Katrina Bennett

Mailing Address: 700 Milam, Suite 1400, Houston, TX 77002.

Article X: Choice of Forum

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation this 25th day of October, 2018.

/s/ Katrina Benett
Incorporator Name: Katrina Bennett